Exhibit 99.1

FIDELITY D & D BANCORP, INC.

FOR IMMEDIATE RELEASE

Date:  December 19, 2019

Contacts:

Daniel J. Santaniello

President and Chief Executive Officer

570-504-8035

WILLIAM JOYCE SR. APPOINTED

TO THE BOARD OF DIRECTORS OF

FIDELITY D & D BANCORP, INC.

DUNMORE, PA, December 19, 2019 — Fidelity D & D Bancorp, Inc. (NASDAQ: FDBC) (“Fidelity”) announced today that effective January 1, 2020, William Joyce Sr. has been appointed to the Board of Directors to serve as a Class B Director until the 2020 Annual Meeting of Shareholders. In conjunction with this appointment, Mr. Joyce was also elected to serve on the Board of Directors of The Fidelity Deposit and Discount Bank (“Fidelity Bank”), the wholly owned subsidiary of Fidelity.

“William Joyce’s business acumen, community service, and generosity are well known throughout the markets served by our organization,” stated Daniel J. Santaniello, President & CEO of Fidelity and Fidelity Bank. “We are pleased to welcome Mr. Joyce as a Director to both Fidelity and Fidelity Bank.”

Mr. Joyce is a principal at Joyce Insurance Group located in Pittston, PA, where he manages all personal lines insurance operations, including overseeing 55 employees and 5 locations in Pennsylvania. Mr. Joyce is active in the local community including serving on the boards of the Avoca Basketball League in Avoca, Broadway Theatre League of NEPA in Scranton, Catholic Social Services in Wilkes-Barre, Miles for Michael Foundation in Pittston, St. John’s Care and Concern Clinic in Pittston, and Pennsylvania Lawyer’s Fund for Client Security in Harrisburg.

About Fidelity D & D Bancorp, Inc.

Fidelity D & D Bancorp, Inc, has built a strong history as trusted financial advisors to the clients served by Fidelity Bank, which has built a strong history as a locally owned and operated community bank. Serving the individuals, families and businesses for over 118 years with Lackawanna and Luzerne Counties, there are 12 local offices along with Fidelity Bank Wealth Management offices in Schuylkill County. A full-service, 24-hour, 7 day a week Customer Care Center serves as a virtual branch, accepting and assisting those clients who prefer to open accounts and transact business via telephone, chat or online. Additionally, Fidelity Bank offers full-service Trust & Investment Departments, a Mortgage Center, and an array of personal and business banking products and services.

Fidelity Bank has been recognized nationally for its sound financial performance, and superior customer experience. It has been identified as one of the Top 200 Community Banks in the country by American Banker for six years in a row, and Forbes ranked it one of the Best In-State Banks for the past two years. The company has been the #1 mortgage lender in the Lackawanna County market for over 8 years. Fidelity Bank is passionate about success and committed to building strong relationships through superior service. Fidelity Bank's deposits are insured by the Federal Deposit Insurance Corporation up to the full extent permitted by law.